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                                                                    EXHIBIT 9
                              LICENSE AGREEMENT

     THIS AGREEMENT (the "Agreement") is effective as of December 31, 1998 by and between Privateer Ltd., a corporation organized under the laws of the State of Delaware and doing business at 8000 Tower Crescent Drive, Suite 1350, Vienna, Virginia 22182 ("Licensor"), Fuisz Technologies Ltd., a corporation organized under the laws of the State of Delaware ("Fuisz", including its subsidiaries) and Richard C. Fuisz, in his individual capacity, as Garantor (the "Guarantor").

     WHEREAS, Fuisz has invented and will invent products and formulations which it offers or will offer for retail sale generally; and

     WHEREAS, Fuisz now wishes to license said products for the sale over the Internet; and

     WHEREAS, Fusiz is willing to grant, and Licensor is willing to receive a license to sell the products currently developed, and which it may develop, subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE the parties agree as follows:

ARTICLE 1 -- DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth in this Article:

1.1 "LICENSED PRODUCT" shall mean any Product the offer for sale or sale of which, but for the license granted hereunder, would infringe a right of Fuisz to sell, and to prohibit such sale of such Product by others, over the Internet.

     "PRODUCT" shall mean any and all pharmaceutical or nutraceutical products employing Fuisz proprietary technology (including acquired proprietary technology).

1.2  "TERRITORY" shall mean the Internet.

1.3  "EFFECTIVE DATE" shall mean December 31, 1998.

ARTICLE 2 -- LICENSE GRANT

2.1 LICENSE TO GRANT TO LICENSOR. Subject to the terms and conditions of this Agreement, Fuisz grants to Licensor a license to offer to sell, sell and have sold Licensed Products throughout the Territory, including existing

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Licensed Products as well as future Licensed Products retained for the benefit of Licensee in accordance with Section 2.6.

2.2 EXCLUSIVITY OF LICENSE. Licensor's grant under Article 2.1 shall be exclusive and shall operate against all third parties and Fuisz within the Territory for the period of this License Agreement, subject to Articles 2.3 and 3.1(c) below.

2.3 RETENTION OF RIGHTS BY FUISZ. During the term of this Agreement, Fuisz shall retain all rights to all its Licensed Products for its use in sales or any other activity, including but not limited to manufacturing, licensing or offering for sale, except within the Territory.

2.4 PAYMENT OF FEES. The licenses granted hereunder shall be subject to and contingent upon the timely payment by Licensor of the applicable fees as provided under Articles 3 and 4 of this Agreement and to Licensor's compliance with the terms and conditions of this Agreement. Failure to make timely payment as provided herein shall in any event be deemed a material breach of this Agreement subject to the provisions of Section 7.2.

2.5 SUPPLY AGREEMENT. At any time during the term of this Agreement, Licensor shall have the right, with the reasonable approval of Fuisz and upon forty-five (45) days prior written notice thereto, to enter into a supply agreement with Fuisz to provide Licensor with such Licensed Product as are manufactured by Fuisz in quantities to be determined by Licensor, such quantities and products to meet the reasonable approval of Fuisz. Upon notification by Licensor, the parties agree to negotiate in good faith the terms and conditions of any such supply agreement, with the proviso that the price to be paid by shall be negotiated in good faith between the parties and shall be no less favorable than offered to other customers under similar terms and conditions (without consideration to quantity supplied).

2.6 ADDITIONAL LICENSED PRODUCTS. For four years from the date hereof, Fuisz agrees to: (a) retain Fuisz-developed Products as Licensed Products for the benefit of Licensor; (b) use best efforts to retain all future Products
(other than Fuisz-developed Products) as Licensed Products for the benefit of Licensee; (c) prevent other Fuisz-developed Product licensees from directly or indirectly offering to sell or selling such Fuisz-developed Products within the Territory; and (d) use best efforts to prevent Product licensees (other than with respect to Fuisz-developed Products) from directly or indirectly offering to sell or selling such Products within the Territory. The parties


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agree that Fuisz' "best efforts" undertakings contained in clauses (b) and
(d) of the immediately preceding sentence shall not prevent Fuisz from entering into agreements with third parties where internet rights cannot reasonably be extracted by Fuisz from such agreements. Fuisz further agrees to use good faith efforts to promote the use of Licensor's website by third parties.

ARTICLE 3 -- LICENSE FEE

3.1 LICENSE FEE. In consideration of the license granted herein, Licensor shall pay to Fuisz in payment therefor, the sum of Two Million, Four Hundred Thousand Dollars ($2,400,000) with payment terms as follows;

     Six Hundred Seventy Five Thousand Dollars ($675,000) on December 31, 1999; Five Hundred Seventy Five Thousand Dollars ($575,000) on December 31, 2000; Five Hundred Seventy Five Thousand Dollars ($575,000) on December 31, 2001; and Five Hundred Seventy Five Thousand Dollars $575,000) on December 31, 2002.

     Licensor agrees to deliver to Fuisz a note (in form and substance reasonably satisfactory to Fuisz) reflecting its payment obligations pursuant to Section 3.1 (the "Note"

3.2  GUARANTY.

     The Guarantor hereby unconditionally guarantees the punctual payment, when due, of the Licensor's payment obligations under Section 3.1 hereof (such undertaking, the "Guaranty"). The liability of the Guarantor under this Guaranty is absolute and unconditional irrespective of any lack of validity of this Agreement or the Note, change in the time, manner or place of payment, or any bankruptcy, insolvency or reorganization of the Licensor or Guarantor. The Guarantor hereby waives presentment, demand, promptness, diligence, notice of acceptance and any other notice with respect to this Agreement of the Note and any requirement that Fusiz protect, secure, prefect or insure any right of Licensor.

ARTICLE 4 -- PAYMENTS AND REPORTS



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4.1  MODE OF PAYMENT -- Licensor shall pay all payments required under this
Agreement in the United States in United States Dollars.

ARTICLE 5 -- CONFIDENTIALITY

5.1 CONFIDENTIALITY; EXCEPTIONS -- Except to the extent expressly authorized by this Agreement, and except as provided in Section 5.2, or otherwise agreed in writing, the parties shall, for the term of this Agreement and for fifteen
(15) years thereafter, keep confidential and shall not publish or otherwise disclose, or use for any purpose, any information furnished to one party by the other party pursuant to this Agreement, except to the extent that it can be established by competent evidence that such information:

     (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

     (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others; or

     (e) is independently developed by or on behalf of the receiving party by individuals not having access to such information.

     Each party may disclose the other's confidential information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or is necessary to be disclosed in connection with the marketing or sale of a Licensed Product or is necessary to be disclosed to comply with applicable governmental regulations, provided that if a party is required to make any such disclosure of the other party's confidential information it shall, except where impracticable for necessary disclosures, for example to health authorities, give reasonable advance notice to the other party of such disclosure requirement and,
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except to the extent inappropriate in the case of patent applications, shall use reasonable efforts to secure confidential treatment of such information required to be disclosed.

5.2 It is understood that trade secrets provided to a party under this Agreement may be a significant factor in producing Licensed Products and in the lead time for Licensed Products to be introduced into the market place. All such trade secrets, as defined under the Uniform Trade Secrets Act of the United States, or the trade secret laws of applicable national countries as applicable, which are provided by one party to the other party hereunder and identified in writing as trade secrets, shall be maintained in confidence, without limitation of time, and will be used only for purposes of work under the commercialization of products under the provisions of this Agreement.

5.3 In the event of any conflict between this Agreement and any other agreement between the parties, with respect to confidential information, know-how and trade secrets disclosed on or after the Effective Date by one party to the other party under the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern and prevail.

5.4 Each party may also disclose the other's confidential information to an Affiliate, agent or consultant who has a need to know such confidential information and who is under a written obligation of confidentiality and non-use at least substantially equivalent to the obligations of this
Article 5.

ARTICLE 6 - INDEMNIFICATION

6.1 (a) Licensor shall defend, indemnify and hold Fuisz, its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professional(s) arising out of third party claims or suits or demands resulting thru the activities of Licensor).

        (b) Each party (the "Indemnifying Party") shall defend, indemnify and hold the other party and its directors, officers and employees, harmless from and against any and all claims, suits, and demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of or resulting from the inaccuracy of any representation or the breach by

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the Indemnifying Party of any warranty, covenant or agreement contained in this Agreement.

6.2 NOTICE - In the event that either party seeks indemnification under this Article 6, such party shall: i) promptly inform the Indemnifying Party of any claim, suit or demand threatened or filed, ii) permit the indemnifying Party to assume direction and control of the defense of such claims, suit or demand resulting therefrom (including the right to obtain a settlement thereof at the sole discretion of the Indemnifying Party), and iii,) cooperate as requested (at the expense of the indemnifying Party) in the defense of such claims, suit or demand.

6.3 LIMITATIONS. An indemnifying Party's obligations under this Article 6 shall not extend to any claims, suits or demands for liability, damages, losses, costs or expenses arising from the indemnified party's failure to comply with the terms and conditions of this Agreement, to the extent arising from the negligence or willful misconduct of the indemnified party, its agents or employees.

ARTICLE 7 - TERM; TERMINATION

7.1 TERM. This Agreement shall commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, shall expire at midnight on the twentieth anniversary of the Effective Date of this Agreement.

7.2 BREACH. Failure by either party to comply with any material obligation contained in this Agreement, including any payment obligation, shall entitle the other party to give to the party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within thirty (30) days after the receipt of such notice, the notifying party shall be entitled, without prejudice to any of its other rights conferred by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately upon receipt of such notice. The right of either party to terminate this Agreement, as herein above provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

7.3 INSOLVENCY OR BANKRUPTCY. a) Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other party in the event the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have


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been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distrait or similar process against any substantial part of the property of the other party, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged; or
b) all rights and licenses granted under or pursuant to this Agreement by Fuisz to Licensor are, and shall otherwise be deemed to be, for the purposes of Article 365(n) of title 11, U.S. Code ("Bankruptcy Code") license rights to "intellectual property" as defined under Article 101(60) of the Bankruptcy Code. Licensor, as a licensee of such right under this Agreement, shall retain and may fully exercise all of its rights and election under the Bankruptcy Code.

7.4 EFFECT OF TERMINATION. Upon the termination of this Agreement each party hereto shall promptly return to the other all relevant records, materials or confidential information provided, however, that one copy of such returned information shall be retained by the returning party's legal department solely for reference as to its obligations hereunder.

7.5 SURVIVING RIGHTS. Termination of this Agreement shall not terminate Fuisz' right to receive, and Licensor's obligation to pay, all amounts which shall have accrued hereunder, it being understood that no license fees shall accrue while Fuisz is in material breach. The parties' rights and obligations under Articles 4, 5, and 6 and Sections 3.1 and 7.5 and Fuisz' obligations and Licensors' rights under Article 2 with respect to all Licensed products thru the termination date shall, in particular, survive termination.

7.6 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration (it being understood that no license fees shall accrue while Fuisz is in material breach). Such termination, relinquishment or expiration shall not relieve either party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

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ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

8.1 ORGANIZATION. Fuisz hereby represents and warrants to Licensor, and Licensor separately represents and warrants to Fuisz, that it is a corporation duly organized, validly existing and in good standing under the law of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to carry out the transactions contemplated hereby.

8.2 NO VIOLATION. Fuisz hereby represents and warrants to Licensor, and Licensor separately represents and warrants to Fuisz, that this Agreement constitutes a legal, valid and binding obligations of such party, enforceable in accordance with its terms, except as enforcement thereof may be limited by laws affecting enforcement of creditors' rights and subject to general principals of equity. Neither the execution and delivery of this Agreement, nor the grant of the license provided herein shall violate or conflict with any law, ordinance, rule, regulation, order, judgement or decree to which the party making such representation is bound.

ARTICLE 9 - MISCELLANEOUS PROVISIONS

9.1 STATUS OF PARTIES. The parties are independent contractors and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

9.2 ASSIGNMENT. This Agreement is unassignable by either Licensor or Fuisz except with the prior written consent of the other, except that it may be assigned without consent to a corporate successor of Licensor or Fuisz or to a person or corporation acquiring all or substantially all of the business and assets of Licensor or Fuisz to which this Agreement relates.

9.3 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement, including but not limited to, compliance with all applicable laws.


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9.4     FORCE MAJEURE.  Neither party shall be liable to the other for any loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war (declared or undeclared), revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative or any such government, or any other cause beyond the reasonable control of such party, if the party affected shall give prompt notice thereof to the other party. The party giving such notice shall thereupon be excused form such of its obligations hereunder as it is thereby disabled form performing for so long as it is so disabled and for thirty (30) days thereafter.

9.5 TRADEMARKS AND MARKING REQUIREMENTS. Except as otherwise provided herein, neither party shall have any right, express or implied, to use in any manner the name or other designation of the other party or any other trade name or trademark of the other party in connection with this Agreement. Licensor shall place and appropriate legend on packaging material associated with Licensed Product indicating that component(s) of such Licensed Product was produced under license granted by Fuisz Technologies Ltd.

9.6 PUBLIC ANNOUNCEMENTS. Neither party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other except that either party may make such announcements as required by law or is legally required in connection with private or public offerings to raise capital or as required for documents to be filed with the Securities and Exchange Commission (a "Permitted Public Announcement"): provided, however, that in any event, each party shall have the right to refer, in such announcement required by law or in any private or public offering documents, to the status of this Agreement, together with a generalized description of the nature of this Agreement. All such announcements shall be made available by the announcing party to the other party at least two (2) business days in advance of the announcement for review and comment by the other party.

9.7 NOTICES. All notices and other communications required or permitted to be given under or in connection with this Agreement shall be in writing, and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), express courier service (signature required), telexed, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following

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addresses (or at such other address for a party as shall be specified by like notice: provided, that notices of a change or address shall be effective only upon receipt thereof).

Notice to Fuisz:                          Notice to Privateer:

Fuisz Technologies Ltd.                   Privateer Limited
C/o Fuisz Technologies Ltd.               8000 Tower Crescent Drive
ATTN: Kenneth W. McVey                    Suite 1350
14555 Avion at Lakeside, Attention:       Vienna, Virginia 22182
Chantilly, VA 20151                       Attention: Richard Fuisz


WITH A COPY TO:

Fuisz Technologies Ltd.
ATTN: Stephen H. Willard
14555 Avion at Lakeside
Chantilly, VA 20151

9.8 AMENDMENT. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

9.9 WAIVER. No provision of this Agreement shall be waived by any act, commission or knowledge or a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving party.

9.10 COUNTERPARTS. This Agreement shall be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one party, but both such counterparts taken together shall constitute one and the same agreement.

9.11 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

9.12 GOVERNING LAW. This agreement shall be deemed to be made and performed in, and shall be governed by and interpreted in accordance with, the laws of the State of New York.


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9.13    SEVERABILITY.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable regulations or law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of this Agreement. In the event of such prohibition or invalidity, the parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to render the terms and conditions of this Agreement valid and enforceable, giving full regard to all applicable regulations or laws and the intent and purposes of the parties in entering into this Agreement.

9.14 COMPLIANCE WITH LAW. Nothing in this Agreement shall be deemed to permit a party to export, reexport or otherwise transfer any Licensed Product or other right hereunder without compliance with applicable laws, both domestic and foreign. Fuisz agrees to cooperate with Licensor at the Licensor's reasonable request as respects the obtaining of any governmental licenses or permits.

9.15 ENTIRE AGREEMENT OF THE PARTIES. This Agreement constitutes and contains the entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties, respecting the subject matter hereof.

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

PRIVATEER LTD.                         FUISZ TECHNOLOGIES LTD.

/s/ [illegible]                        /s/ KENNETH W. MCVEY
------------------------------         ------------------------------
By: [illegible]                        By: Kenneth W. McVey
Title: [illegible]                     Title: President and CEO


RICHARD C. FUISZ, as Guarantor

/s/ Richard C. Fuisz
------------------------------
By: Richard C. Fuisz, M.D.